Exhibit 99.1

McDermott Appoints Admiral Richard W. Mies to Board of Directors

HOUSTON--(BUSINESS WIRE)--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that Admiral Richard W. Mies has been appointed to McDermott’s Board of Directors, effective August 1, 2008. Admiral Mies will also serve the Company on its Audit and Governance committees.

Admiral Mies retired from the United States Navy in 2002 following 35 years of service. A nuclear submariner, Admiral Mies commanded United States Strategic Command for four years prior to retirement. As Commander in Chief, he was directly responsible for the command and control of the Nation’s strategic nuclear forces supporting the national security objective of strategic deterrence. Following his military service, Mies served as a Senior Vice President of Science Applications International Corporation and as President and Chief Executive Officer of its wholly-owned subsidiary, Hicks and Associates.

Among his numerous current activities, Admiral Mies serves as Chairman of the Board of Directors for the Naval Submarine League, is an independent member of the Board of Governors for Los Alamos National Security, LLC and Lawrence Livermore National Security, LLC, and is also on the Board of Directors for Mutual of Omaha Insurance Company.

Admiral Mies graduated with highest honors from the U.S. Naval Academy with a Bachelor of Science degree in mechanical engineering and mathematics. He has completed post-graduate education at Oxford University, England, the Fletcher School of Law and Diplomacy, and Harvard University. Additionally, he holds a Master’s degree in government administration and international relations.

"We are pleased to welcome Admiral Mies to McDermott’s Board of Directors," said Bruce W. Wilkinson, Chairman and Chief Executive Officer of McDermott. "His extensive nuclear, naval and business background is well-suited for our Company and we look forward to his many contributions."

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

CONTACT:
McDermott International, Inc., Houston
Investor Relations & Corporate Communications
Jay Roueche or Robby Bellamy, 281-870-5011
www.mcdermott.com